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                                                                    EXHIBIT 10.3

                          AMENDMENT NO. 1 AND CONSENT


     This Amendment No. 1 and Consent dated as of October 17, 2000 ("Agreement") is among Landry's Seafood Restaurants, Inc., a Delaware corporation (the "Borrower"), the lenders from time to time party to the Credit Agreement described below ("Lenders"), and Bank of America, N.A., as administrative agent for the Banks ("Administrative Agent").


                                  INTRODUCTION

     A. The Borrower, the Administrative Agent, and the Lenders are parties to the Credit Agreement dated as of June 28, 2000 ("Credit Agreement").

     B. The Borrower has requested that the Lenders (1) agree to make certain amendments to the Credit Agreement in connection with the tender offer and purchase (the "Transaction") by the Borrower of the common stock of Rainforest Cafe, Inc. ("Target") subject to the terms hereof and (2) consent to the Transaction.

     C. Subject to the terms hereof, the Lenders party to this Agreement (1) consent to the Transaction and (2) agree to the amendments contained herein.

     THEREFORE, the Borrower, the Administrative Agent, and the Lenders hereby agree as follows:

     Section 1. Definitions. Unless otherwise defined in this Agreement, terms used in this Agreement which are defined in the Credit Agreement shall have the meanings assigned to such terms in the Credit Agreement.

     Section 2. Amendment. The Credit Agreement shall be amended as follows:

     (a) The following definitions in Section 1.01 shall be amended to read in their entirety as follows:

          "Applicable Amount" means the following amounts per annum, based upon the Leverage Ratio as set forth in the most recent Compliance Certificate received by Administrative Agent pursuant to Section 6.02(b):

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                           Applicable Amount

Pricing      Leverage Ratio                       Commitment    Offshore Rate    Base Rate
 Level                                            fee           +                +
--------------------------------------------------------------------------------------------
   1         (less than or equal to)   1.0:1         0.50%          2.00%          0.25%
   2         (greater than)            1.0:1 but     0.50%          2.25%          0.50%
             (less than or equal to)   1.5:1
   3         (greater than)            1.5:1 but     0.50%          2.50%          0.75%
             (less than or equal to)   2.25:1
   4         (greater than)            2.25:1        0.50%          3.00%          1.25%

     ; provided that on and after December 31, 2001, Pricing Level 4 shall not apply, and the Applicable Amount for all Leverage Ratios greater than 1.5:1.0 shall be at Pricing Level 3.

     The Applicable Amount shall be in effect from the date the most recent Compliance Certificate is received by Administrative Agent to but excluding the date the next Compliance Certificate is received; provided, however, that if the Borrower fails to timely deliver the next Compliance Certificate, the Applicable Amount from the date such Compliance Certificate was due to but excluding the date such Compliance Certificate is received by Administrative Agent shall be the highest pricing level set forth above, and, thereafter, the pricing level indicated by such Compliance Certificate when received.

          "Consolidated EBITDA" means, for any period, an amount equal to the sum of (a) Consolidated Net Income for such period, (b) Consolidated Interest Charges for such period, (c) the amount of taxes, based on or measured by income, used or included in the determination of such Consolidated Net Income for such period, and (d) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income for such period. Charges of the Borrower (i) that are directly related to Acquisitions (other than the acquisition of Rainforest Cafe, Inc.) permitted under this Agreement and which pursuant to GAAP would be classified as "noncash" charges or expenses shall be excluded from the calculation of Consolidated EBITDA, provided such charges are taken by the Borrower within six months of such Acquisition and (ii) in the fiscal quarter ending June 30, 2000, the lesser of (A) $2,000,000 and (B) to the extent deducted from Consolidated Net Income, the amount of special charges related to the Rainforest Cafe, Inc. acquisition incurred in such quarter shall be excluded from the calculation of this definition. The historical Consolidated EBITDA for the relevant measurement period of entities that are acquired by the Borrower after the Closing Date will be included in the calculation of Consolidated EBITDA provided that the Administrative Agent and the Lenders are furnished with audited financial statements of such entities (or if the Acquisition is of a division or branch of a larger business or a group of businesses, the audited financial statements of such larger business or group of businesses, so

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     long as the individual activities of the acquired entity are clearly reflected in such financial statements, together with a certificate certifying that the Borrower has reviewed the historical financial statements of the division or branch and that they reflect proper divisional accounting in relation to the large business or group of businesses), reasonably satisfactory to Administrative Agent and the Requisite Lenders in all respects, confirming such historical results. To the extent deducted in the determination of Consolidated Net Income, the charges or expenses related to Rainforest Cafe, Inc. and listed on Exhibit A attached to Amendment No. 1 and Consent to this Agreement shall be excluded, in amounts not to exceed the amounts stated on such Exhibit A, from the calculation of Consolidated EBITDA. Notwithstanding anything to the contrary in this Agreement, any expenses, charges, or reserves accrued in excess of $25,000,000 (as reduced pursuant to this sentence, the "Reserve Amount") in connection with the acquisition by the Borrower of Rainforest Cafe, Inc. shall reduce Consolidated EBITDA; provided that the Reserve Amount shall be reduced by the amount, if any, of any similar reserves charged by Rainforest Cafe, Inc. between July 1, 2000 and the Merger Date.

          "Maintenance Capital Expenditures" means the sum of (a) $65,000 multiplied by the number of restaurants in operation by the Borrower at the time of measurement, excluding restaurants operated by the Rainforest Cafe division of the Borrower and (b) $100,000 multiplied by the number of restaurants in operation by the Rainforest Cafe division of the Borrower at the time of measurement, excluding the eleven restaurants designated for closure in writing to the Administrative Agent, provided each such restaurant is closed or subject to a specific closure agreement with the landlord of such restaurant's location no later than June 30, 2001.

     (b) The following definitions shall be added to Section 1.01:

          "Merger Date" means the date on which the Borrower or any of its Affiliates merges with Rainforest Cafe, Inc.

          "Rainforest Acquisition Effective Date" means the date on which the Borrower is obligated to purchase an amount of the common stock of Rainforest Cafe, Inc. which, when added to the amount of common stock of Rainforest Cafe, Inc. which is already owned by the Borrower or any of its Affiliates, comprises greater than 50% of the total outstanding common stock of Rainforest Cafe, Inc.

     (c) Section 7.07(a) is amended to read in its entirety as follows:

          (a) the Borrower may repurchase shares of its own stock for an aggregate purchase price not to exceed $36,000,000 after the Closing Date; provided that, during the period between (i) the Rainforest Acquisition Effective Date and (ii) the date upon which the Borrower's actual reported Leverage Ratio is less than or equal to 2.00 to 1.0, which date shall not be sooner than December 31, 2001, the limit on

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     aggregate purchase price of repurchased shares acquired during such period shall be $6,000,000; and

     (d) Section 7.11(a) is amended to read in its entirety as follows:

     (a) after giving effect to such Acquisition, the aggregate purchase price (including cash, stock, and debt assumed ) of all such Acquisitions during any fiscal year does not exceed $55,000,000; provided that, during the period between (i) the closing of the Rainforest Acquisition Effective Date and (ii) the date upon which the Borrower's actual reported Leverage Ratio is less than or equal to 2.00 to 1.0, which date shall not be sooner than December 31, 2001, such limit on aggregate purchase price shall be $7,500,000 plus up to $15,000,000 to be used only for one Acquisition of a single-location restaurant operation in either Harris County, Texas or Galveston County, Texas,

     (e) Section 7.14(c) is amended to read in its entirety as follows:

          (c) Leverage Ratio.  Permit the Leverage Ratio to be greater than (i)
     2.50 to 1.0 at any time during any fiscal quarter ending on or prior to September 30, 2001 and (ii) 2.25 to 1.0 during any fiscal quarter ending on or after December 31, 2001.

     (f) Section 7.14 is amended to add the following subsection (d):

          (d) Minimum Restaurant Level Profit. Permit the Consolidated EBITDA for the four fiscal quarters most recently ended plus corporate general and administrative and pre-opening expenses for the four fiscal quarters most recently ended (i) for the Joe's Crabshack, Landry's Seafood House, and The Crabhouse divisions of the Borrower to be less than $70,000,000 in the aggregate or (ii) for the Rainforest Cafe, Inc. division of the Borrower to be less than $25,000,000.

     Section 3. Consent. Upon the satisfaction of the conditions to the effectiveness of this Agreement, the Lenders hereby consent to the Transaction, provided that (a) the cash consideration for the Transaction may not exceed $86,000,000, which amount shall include near term severance costs, cash payouts for options, non-compete payments, and other transaction costs, but shall exclude the Reserve Amount, and (b) immediately after the Rainforest Acquisition Effective Date, Rainforest Cafe, Inc. shall have at least $15,000,000 in cash that may be used by the Borrower.

     Section 4. Representations and Warranties. The Borrower represents and warrants to the Administrative Agent and the Lenders that:

     (a) the representations and warranties set forth in the Credit Agreement and in the other Loan Documents are true and correct in all material respects as of the date of this Agreement;

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     (b) (i) the execution, delivery and performance of this Agreement are within the corporate power and authority of the Borrower and have been duly authorized by appropriate proceedings and (ii) this Agreement constitutes a legal, valid, and binding obligation of the Borrower, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally and general principles of equity; and

     (c) as of the effectiveness of this Agreement, no Default or Event of Default has occurred and is continuing.

     Section 5. Effectiveness. This Agreement shall become effective as of the date of this Agreement, and the Credit Agreement shall be amended as provided in this Agreement, upon the occurrence of the following conditions precedent:

     (a) the Borrower shall have delivered duly and validly executed originals of this Agreement to the Administrative Agent and the Requisite Lenders and the Administrative Agent shall have executed and delivered this Agreement;

     (b) the representations and warranties in this Agreement shall be true and correct in all material respects;

     (c) the Administrative Agent shall have received a duly executed reaffirmation of each Guaranty by a Subsidiary of the Borrower in form and substance satisfactory to the Administrative Agent;

     (d) the Borrower shall have paid to the Administrative Agent and to each Lender the fees and expenses payable to them pursuant to the Offering Memorandum dated September, 2000 and under any other agreement between the Borrower and the Administrative Agent;

     (e) (i) the Subsidiary of the Borrower which makes the tender offer for the common stock of the Target shall have acquired more than a majority (on a fully diluted basis) of the common stock of the Target in accordance with the terms of the tender offer and in accordance with all applicable legal requirements; (ii) taking into account the effect of shareholders' appraisal rights, the Administrative Agent shall be satisfied that the sole right of the shareholders of Target who do not tender their shares pursuant to the tender offer shall be to receive a cash payment pursuant to the merger; (iii) the respective boards of directors of the Target and the Borrower and its Subsidiaries shall not have withdrawn, modified, or terminated their approval of the tender offer, the documents relating thereto, or any of the transactions contemplated thereby;
(iv) the Lenders' financing of the tender offer and the security arrangements in connection therewith shall not result in any violation of Regulations U or X as in effect on the date of such financing; (v) the Administrative Agent shall be satisfied that the tender offer and the merger can be consummated without triggering any "poison pill," "shark repellant," or similar anti-takeover device and without any adverse effect from any applicable anti-takeover statutes; and
(vi) the Administrative Agent shall have received a copy of a fairness opinion relating to the Target; and

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     (f) all governmental, shareholder, and all material third-party non-
governmental consents (including Hart-Scott-Rodino clearance) and approvals required as of the closing date in connection with the Transaction and the other transactions contemplated hereby shall have been obtained; all such consents and approvals shall be in full force and effect; and all applicable waiting periods shall have expired without any action being taken by any authority that could reasonably be expected to restrain, prevent, or impose any material adverse conditions on the Transaction or such other transactions or that could reasonably be expected to seek or threaten any of the foregoing.

     Section 6.     Effect on Loan Documents.

     (a) Except as amended herein, the Credit Agreement and the Loan Documents remain in full force and effect as originally executed. Nothing herein shall act as a waiver of any of the Administrative Agent's or Lenders' rights under the Loan Documents, as amended, including the waiver of any Default or Event of Default, however denominated.

     (b) This Agreement is a Loan Document for the purposes of the provisions of the other Loan Documents. Without limiting the foregoing, any breach of representations, warranties, and covenants under this Agreement may be a Default or Event of Default under other Loan Documents.

     Section 7. Choice of Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

     Section 8. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original.

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